Exhibit 99.1
FOR IMMEDIATE RELEASE
December 8, 2022
For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Keith Suchodolski, Senior Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP. ANNOUNCES WHOLESALE RESTRUCTURING AND
ADOPTION OF OPERATING EFFICIENCY INITIATIVE
Fairfield, N.J., December 8, 2022 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), announced today the completion of a wholesale restructuring related to its investment securities portfolio. In addition, the Company announced the adoption of a company-wide operating efficiency initiative.

Wholesale Restructuring
The Company executed the sale of $121.4 million of its lower-yielding available-for-sale debt securities for an estimated after-tax loss of approximately $11.0 million. Proceeds from the sale were reinvested in debt securities currently yielding, on average, 440 basis points higher than the securities that were sold. In addition, the Company purchased approximately $100.0 million of debt securities, funded by wholesale borrowings, which will produce an average spread of 216 basis points. The loss on sale of securities is expected to have a nominal impact on tangible book value, as such loss was previously reflected in capital through accumulated other comprehensive loss.

Operating Efficiency Initiative
Given the prevailing economic and interest rate environment, the Company has also embarked upon a company-wide operating efficiency initiative, targeting an annualized reduction in operating expense of five to ten percent. The goal of this initiative is to improve the Company’s cost structure through cost-reduction and cost-containment initiatives. These include actions surrounding the optimization and reduction of vendor spend, the automation or outsourcing of routine activities, and the realignment of the Company’s workforce.
About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 45 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. At September 30, 2022, Kearny Financial Corp. had approximately $7.9 billion in total assets.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
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